As filed with the Securities and Exchange Commission on May 13, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASSURANT, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	39-1126612 (I.R.S. Employer Identification No.)

Assurant, Inc. 28 Liberty Street, 41st Floor New York, New York (Address of Principal Executive Offices)	10005 (Zip Code)

Assurant, Inc. 2017 Long Term Equity Incentive Plan, as amended

(Full title of the plan)

Jay E. Rosenblum

Executive Vice President and Chief Legal Officer

Assurant, Inc.

28 Liberty Street, 41st Floor

New York, New York 10005

(212) 859-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	900,000 (1)	$157.88 (2)	$142,092,000 (2)	$15,502.24 (2)

(1)

Includes an aggregate of 900,000 additional shares of Common Stock to be issued pursuant to the grant or exercise of awards under the Assurant, Inc. 2017 Long Term Equity Incentive Plan, as amended (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h), based on the $157.88 per share average of the high and low sales prices of the Common Stock on the New York Stock Exchange on May 11, 2021.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an additional 900,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), of Assurant, Inc. (the “Company”) to be issued pursuant to the grant or exercise of awards under the Assurant, Inc. 2017 Long Term Equity Incentive Plan, as amended, which was further amended on May 13, 2021 to increase the available share reserve thereunder by 900,000 shares of Common Stock (as amended, the “Plan”). The shares of Common Stock registered hereby are of the same class as the 1,500,000 shares of Common Stock previously registered on an effective Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2017 (File No. 333-217940) (the “2017 Registration Statement”) and the 550,000 shares of Common Stock previously registered on an effective Registration Statement on Form S-8 filed with the SEC on May 8, 2019 (File No. 333-231274) (the “2019 Registration Statement” and, together with the 2017 Registration Statement, the Existing Registration Statements) and the contents of the Existing Registration Statements are incorporated by reference herein and made a part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel.

Davis Polk & Wardwell LLP has given a legal opinion as to the validity of the securities being registered.

Item 8.	Exhibits.

The following exhibits are filed with this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, originally filed on May 12, 2017).

4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, originally filed on November 13, 2020).

5.1	Opinion of Davis Polk & Wardwell LLP.

23.1	Consent of Davis Polk & Wardwell LLP (included as part of Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature page hereto).

99.1	Assurant, Inc. 2017 Long Term Equity Incentive Plan, as amended (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, originally filed on March 22, 2021).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Assurant, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 13, 2021.

ASSURANT, INC.

By:	/s/ Alan B. Colberg
Alan B. Colberg
President and Chief Executive Officer

Exhibit 24.1

ASSURANT, INC.

POWER OF ATTORNEY

The undersigned directors of Assurant, Inc., a Delaware corporation (the “Company”), hereby constitute and appoint Alan B. Colberg, Richard S. Dziadzio, Jay E. Rosenblum and Dimitry DiRienzo, and each of them severally, the individual’s true and lawful attorneys-in-fact and agents, with power to act with or without the other, and with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. The undersigned hereby grants to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 13, 2021.

Signature	Title

/s/ Alan B. Colberg Alan B. Colberg	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Richard S. Dziadzio Richard S. Dziadzio	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Dimitry DiRienzo Dimitry DiRienzo	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

/s/ Elaine D. Rosen Elaine D. Rosen	Non-Executive Board Chair and Director

/s/ Paget L. Alves Paget L. Alves	Director

/s/ J. Braxton Carter J. Braxton Carter	Director

/s/ Juan N. Cento Juan N. Cento	Director

/s/ Harriet Edelman Harriet Edelman	Director

/s/ Lawrence V. Jackson Lawrence V. Jackson	Director

/s/ Jean-Paul L. Montupet Jean-Paul L. Montupet	Director

/s/ Debra J. Perry Debra J. Perry	Director

/s/ Ognjen (Ogi) Redzic Ognjen (Ogi) Redzic	Director

/s/ Paul J. Reilly Paul J. Reilly	Director

/s/ Robert W. Stein Robert W. Stein	Director